Exhibit 10.98

SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is executed effective the date it is executed on behalf of the last party to sign it, between VCampus Corporation (“ VCampus”) and The Board of Trustees of Park University, doing business as Park University (“Park”) (collectively, the “Parties”).

WHEREAS, Since 1995, VCampus and Park have been parties to a series of contracts whereby VCampus has provided Park certain technology and service to enable Park to provide distance learning opportunities for students enrolled at Park;

WHEREAS, Park has indicated to VCampus that it does not intend to renew its contract with VCampus and that except as otherwise indicated in this Agreement, Park desires to end all existing relationships with VCampus;

WHEREAS, VCampus and Park desire to resolve all issues and claims regarding the termination of the contractual relationships between the parties and to mutually release each other from all other claims, demands, action, causes of action of all kinds amicably on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.             Release of Claims by Park:   Except for those obligations expressly set forth herein, Park hereby releases and forever discharges VCampus and its agents, attorneys, successors, assigns, affiliates, parents, subsidiaries, officers, directors, employees, owners, shareholders, and insurers from any and all liability, claims, demands, obligations, causes of action, and damages of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past or present, arising out of or relating in any way to the series of contractual agreements whereby VCampus has provided Park the technology and service necessary for providing distance learning opportunities for students enrolled at Park as culminated in the Master Agreement between VCampus and Park (“Master Agreement”), together with any and all other claims, demands, actions, and causes of action of any kind or nature whatsoever, both known and unknown.

2.             Release of Claims by VCampus:  Except for those obligations expressly set forth herein, VCampus hereby releases and forever discharges Park and its agents, attorneys, successors, assigns, affiliates, parents, subsidiaries, officers, directors, employees, and insurers from any and all liability, claims, demands, obligations, causes of action, and damages of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past or present, arising out of or relating in any way to the Master Agreement, together with any and all other claims, demands, actions, and causes of action of any kind whatsoever, both known and unknown.

3.             Termination of Service: VCampus will continue to provide the services to Park, as outlined in the Master Agreement, until 1:01 a.m. EDT on May 10, 2004. Except as provided expressly herein, all of the services provided by VCampus under the Master Agreement and other related agreements will terminate as of 1.01 a.m. EDT on May 10, 2004 (“Termination Date”).

4.             Access for Bona Fide Grade Appeals:   From June 7, 2004 at 12:01 p.m. EDT, until July 1, 2004 at 1:01 a.m. EDT, VCampus will allow Park to have access to discussion postings for use only in resolving bona fide grade appeals. Such access will be available through a single administrative account,

5.             Post Termination Date Services: Except as provided expressly herein, VCampus will have no obligation to provide any service of any kind to Park after the Termination Date.  The Parties expressly acknowledge and agree that any service, support, advice, or consultation from VCampus employees, or access to VCampus information or systems, after the Termination date (exclusive of those set forth in Section 4), will be solely at the discretion of VCampus and be provided at a price to be determined by the mutual agreement of the parties.

6.             Development Fund Payments: Park hereby waives any claim for any payments, past or future, to the “Development Fund” as that term is defined in the Master Agreement, and hereby discharges VCampus from the obligation of making any such payment including, but not limited to, the Spring I Development Fund Payment of $186,150.00, and the Spring II Development Fund Payment estimated to be $180,768.00.  The Parties agree that all monies currently deposited in the Development Fund will remain the sole property of and paid to Park. VCampus hereby waives any claim to any money previously deposited in the Development Fund and not yet disbursed.

7.             Courseware Development Payments and Royalties:    Park agrees to be solely responsible for all further Courseware Development Payments or Royalties (as each such term is defined in the Master Agreement) to Park instructors. Park further agrees to defend, indemnify, and hold harmless, VCampus against any claim, demand, action, cost, expense, loss, judgment, or liability, relating to the payment of Courseware Development Payments or Royalties to Park instructors.  Park hereby waives and releases VCampus from all claims to recover the $121,500.00 Courseware Development Payment previously paid by Park to VCampus but not distributed to Park instructors.

8.             Final Payment For Services: Park agrees to make final payment to VCampus for all services through the Termination Date no later than May 18, 2004.  Nothing in this Agreement is meant to reduce or otherwise alter the amount of payment due to VCampus for services provided to Park through the Termination Date.

9.             Binding Effect:   This Agreement shall be binding on and inure to the benefit of the Parties, their successors, heirs, assigns, agents, servants, attorneys, representatives, insurers, any trustees or conservators appointed for or on behalf of the Parties, and as to business entities, their parents, subsidiaries, affiliated and related companies, divisions, together with their respective past, present, and future predecessors, successors, assigns, officers, directors, shareholders, agents, attorneys, employees, insurers, and their respective heirs and legal representatives.

10.           Effective Date:  This Agreement shall be effective upon execution by the second party to sign.

11.           Enforcement:    All remedies at law or in equity shall be available for the enforcement of this Agreement.  This Agreement may be pled as a full bar and defense to the assertion of any claims arising from obligations under the Master Agreement between the Parties.

12.           Applicable Law:  This Agreement shall be construed pursuant to the law of the State of Missouri in effect on the date of its signing.

13.           Captions:    The captions used in this Agreement are for clarification and are intended only to aid in the interpretation of the Agreement. To the extent they conflict with any substantive provisions of this Agreement, they shall be disregarded.

14.           Advice of Counsel:. The Parties represent they each relied solely upon their own judgment and belief and the advice and recommendations of their own counsel in entering into this Agreement.

15.           Complete Agreement: It is understood and agreed that this Agreement contains the entire agreement between the Parties and that the terms and provisions of this Agreement are contractual and not mere recitals.

16.           The persons who have executed this Agreement on behalf of Park and VCampus represent and warrant that they have full authority to bind their respective principals and that execution of this Agreement has been duly authorized in accord with the articles of incorporation and bylaws of their respective principals.

17.           This Agreement shall bind the parties and their respective successors and assigns.

THE BOARD OF TRUSTEES OF PARK UNIVERSITY

By:	/s/ Beverley Byers-Pevitts

Name:	Beverley Byers-Pevitts

Title:	President

Date:	May 3, 2004

VCAMPUS CORPORATION

By:	/s/ Christopher Nelson

Name:	CHRISTOPHER NELSON

Title:	CFO

Date:	5/3/04